UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2005

CIGNA Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8323 (Commission File Number)	06-1059331 (IRS Employer Identification No.)

One Liberty Place, 1650 Market Street
Philadelphia, Pennsylvania 19192
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:

(215) 761-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communication pursuant to Rule 13e-49(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Director Compensation Program

On December 8, 2005, CIGNA's Board of Directors approved a new Director Compensation Program, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference. The Director Compensation Program modifies among other features, the structure and amount of the Board and Committee retainers. The Board of Directors also approved an Amended and Restated Restricted Stock/Stock Equivalent Plan for Non-Employee Directors of CIGNA Corporation, which is filed as Exhibit 10.2 to this report and is incorporated herein by reference. The amendments to the Restricted Stock/Stock Equivalent Plan modify the vesting period of grants of restricted common stock and restricted common stock equivalents. Restricted shares vest on the later of (1) six months after the date of grant; or (2) the earlier of nine years of service on the Board or termination of service for certain reasons such as retirement, death, disability, or change of control. Restricted share equivalents vest on the later of (1) six months after the date of grant; or (2) the earliest of nine years of service on the Board, attainment of age 65, change of control, or death or disability of the director. Payout of vested restricted share equivalents occurs at termination of service. No grants will be made under the Restricted Stock/Stock Equivalent Plan on or after January 17, 2006 except to eligible directors whose service as a member of the Board started before January 1, 2006.

The new Director Compensation Program takes effect January 1, 2006. The Amended and Restated Restricted Stock/Stock Equivalent Plan is effective January 17, 2006.

Agreement and Release with Gregory H. Wolf

On December 12, 2005, Life Insurance Company of North America (LINA), a subsidiary of CIGNA Corporation, entered into an Agreement and Release with Gregory H. Wolf, the former President of CIGNA Group Insurance, with respect to the termination of his employment effective February 28, 2006. The agreement provides, among other things, that, in exchange for certain promises, covenants and waivers, including those relating to confidentiality, release, non-competition and non-solicitation, LINA will pay Mr. Wolf: (1) his salary until his termination date; (2) a lump sum payment of 22/26 of his annual salary rate on or before March 15, 2006; (3) an amount equal to his annual bonus target multiplied by 100% or the Group Insurance division rating, if higher; (4) $10,000 on or before March 15, 2006 to cover CIGNA's Executive Financial Services Program through December 31, 2006 and for reasonable tax preparation fees for income through December 31, 2006; and (5) an amount equal to the value of 100% of the shares of restricted stock and 33% of the deferred stock units that he forfeits on his termination date based upon an average closing price of a share of CIGNA Corporation common stock on the 30 trading days ending on his termination date. Also, LINA will pay Mr. Wolf a lump sum cash payment, on or before March 15, 2006, with respect to previously awarded Strategic Performance Units (SPU), based on the prorated number of SPUs and SPU value, as follows:

•	100% of the SPUs granted for the 2003-2005 performance period at $120;
•	67% of the SPUs granted for the 2004-2006 performance period at $75; and
•	33% of the SPUs granted for the 2005-2007 performance period at $75.

Upon Mr. Wolf’s termination, all of his unexercised options will expire. Until December 31, 2006, Mr. Wolf will be eligible to participate in group health care and life insurance coverage on the same basis as active employees. Also, Mr. Wolf will receive executive outplacement services, including office space and secretarial staff, until February 28, 2007. Mr. Wolf has seven days from his execution of the Agreement and Release to revoke the agreement.

The summary of the Agreement and Release is qualified in its entirety by reference to the agreement, a copy of which is attached hereto as Exhibit 10.3 and is hereby incorporated by reference in this Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIGNA CORPORATION

Date: December 13, 2005	By:	/s/ Carol J. Ward
Carol J. Ward
Corporate Secretary

Index to Exhibits

Number	Description	Method of Filing

10.1	Non-Employee Director	Filed herewith.
Compensation Program

10.2	Amended and Restated	Filed herewith.
Restricted Stock/Stock
Equivalent Plan for
Non-Employee Directors of
CIGNA Corporation

10.3	Agreement and Release	Filed herewith.
between Life Insurance
Company of North America and
Gregory H. Wolf